                           MULTI-COUNTRY DTH PLATFORM
                          MEMORANDUM  OF UNDERSTANDING

A. This Memorandum of Understanding dated as of July ___, 1996 ("MOU") sets forth the principal terms of the agreement among Globo Comunicacoes E Participacoes Ltda. ("Globo"). Grupo Televisa, S.A. ("Televisa"), The News Corporation Limited ("News Corp.") and Tele-Communications International, Inc. ("TINTA") with respect to the development and distribution of television (other than free, conventional, over-the-air broadcast television), audio and related entertainment (as may be agreed by the Parties) program services through direct to home ("DTH")* satellite transmission in Argentina, Belize, Bolivia, certain areas of the Caribbean (depending on transponder coverage), Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Guyana and French Guyana, Honduras, Nicaragua, Panama, Paraguay, Peru, Suriname, Uruguay and Venezuela (collectively, the "Territory"). This venture is referred to herein as the "Multi-Country Platform". Globo, Televisa, News Corp. and TINTA are collectively referred to herein as the "Parties", or each individually as a "Party".

B. News Corp. and Globo have entered into an agreement ("Master Agreement") to own and operate a DTH platform relating to Brazil (the "Brazil Platform"). It is intended that TINTA will join the Brazil Platform. News Corp. and Globo intend to amend the Master Agreement to reflect the transactions contemplated by this MOU.

C. Televisa, News Corp. and TINTA intend to enter into an agreement to own and operate a DTH platform for Mexico, certain areas of the Caribbean (depending on transponder coverage) and, subject to the terms of the agreement, the United States and Canada (the "North America Platform"). Televisa, News Corp. and TINTA intend to reach agreement on a Memorandum of Understanding, with terms similar in nature to the terms of this MOU, setting forth the principal terms of the North America Platform. The Multi-Country Platform, the Brazil Platform and the North America Platform are collectively referred to herein as the "DTH Platforms".

- - ----------------------------
     DTH means the transmission of compressed digital encoded signals via satellite directly to individual subscribers' integrated decoders/receivers in a manner that will allow these subscribers to receive and be billed only for the particular services or programs to which they subscribe or which they have elected to view.

1.   General Terms.  The Parties hereto agree to enter into a joint venture to
     -------------
develop, own and operate direct to home satellite systems ("DTH") for the satellite transmission and distribution of program services directly to homes and cable systems in the Territory. The purchase, production and packaging of services may be carried out by the Parties jointly, independently or together with third parties where appropriate. The Parties will enter into arrangements to coordinate the Multi-Country Platform and the other DTH Platforms in areas of mutual interest, including technology and programming.

2.   Documentation.  Upon the signing of this MOU, the Parties will prepare and
     -------------
execute as promptly as possible definitive long form documentation, including a joint venture agreement and such other agreements as may be deemed necessary or appropriate ("Definitive Documentation"), to more fully set forth the intent of the Parties as provided in this MOU. The Definitive Documentation will contain representations and warranties, covenants, exit provisions and indemnities customary in such documentation. Until such time as the Definitive Documentation is prepared and executed, this MOU (including the Schedule of General Terms attached hereto) will constitute a binding agreement among Televisa, News Corp., Globo and TINTA with respect to the subject matter hereof. It is the intent of the Parties that the implementation of the transactions contemplated by this MOU will require appropriate business plans and a program strategy (providing for a broadly based diversified range of program services) which are mutually acceptable to the Parties. Each Party will designate representatives who will be responsible for the negotiation of the Definitive Documentation, the business plan and the program strategy.

3.   Exclusivity / Discussions with Third Parties.  The arrangements set forth
     --------------------------------------------
in this MOU and in the Definitive Documentation will be exclusive as among the Parties. The Parties agree that none of them will enter into negotiations, discussions or agreements with any third party relating to the subject matter of this MOU or the Definitive Documentation without the consent of the others. Any discussions or negotiations with third parties contemplated by the terms of this MOU or the Definitive Documentation will be undertaken by the Parties jointly.

4.   Consents / Approvals.  The Parties acknowledge that the terms of the Multi-
     --------------------
Country Platform and its implementation as contemplated hereunder will require obtaining all necessary regulatory and governmental approvals. Each Party will provide such information, cooperation and assistance as may reasonably be required to obtain approval or permits required by or made necessary as a result of this MOU or the Definitive Documentation.

5.   Confidentiality / Public Announcements.  Each Party will keep confidential
     --------------------------------------
and will not disclose to third parties any confidential information received from any other Party in connection with this MOU or the transactions contemplated hereunder except as required by law or regulations. Each Party will use such confidential information solely for the purpose of the transactions contemplated by this MOU. A Party may disclose such confidential information only to its officers, directors, employees or advisors who have a need to know and have agreed to keep such information confidential. There will be no public announcement made concerning the matters contemplated by this MOU without the other Parties' prior consent, including in relation to the content of any such announcement, except as required by law or regulation.

6.   Governing Law.  The provisions of this MOU will be governed and interpreted
     -------------
in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of law.

7.   Prior Agreements.  This MOU supersedes all prior understandings, whether
     ----------------
written or oral, between the Parties with respect to the transactions contemplated herein, except for the PanAmSat Letter Agreement (defined in Paragraph 8 below), which shall remain in full force and effect, other than Paragraphs 3 and 4 thereof, which, as among the Parties, are superseded hereby and by the MOU for the North America Platform.

8.   Satellites.  The Parties acknowledge that Televisa, Globo, News Corp. and
     ----------
PanAmSat Corporation ("PanAmSat") have entered into a letter agreement dated February 29, 1996 with respect to transponder capacity to be provided by PanAmSat for the DTH Platforms ("PanAmSat Letter Agreement"). In that connection and with respect to the Multi-Country Platform, the Parties agree as follows:

     (i) In the short-term, the Parties agree that the Multi-Country Platform will utilize certain transponder capacity previously contracted for by Televisa on PAS-3 (4 transponders in northern South America and 4 transponders in southern South America), on the terms and conditions set forth in the PanAmSat Letter Agreement.

     (ii) In the longer term, the Parties agree that the Multi-Country Plat-form will utilize the transponder capacity (24 transponders) previously contracted for by Televisa on PAS-6, on the terms and conditions set forth in the PanAmSat Letter Agreement.

9.   Cable / MMDS Carriage.  Each Party will use reasonable efforts to carry, or
     ---------------------
cause affiliates under its control to carry, any programming services (partly or wholly-owned by a Party) which are carried on the Multi-Country Platform, on commercially reasonable terms and conditions (including pricing and tiering), on any cable or MMDS systems in the Territory owned by such Party, or their respective affiliates under their control.

10.  Additional Countries.  Although Panama, Costa Rica, Nicaragua, Honduras, El
     --------------------
Salvador, Guatemala, Belize and certain areas of the Caribbean (depending on transponder coverage) are included in the Territory, it is anticipated that (i) the North America Platform will provide SMS, conditional access and other services which are necessary due to the use of the North America Platform's transponders in respect of Nicaragua, Honduras, El Salvador, Guatemala, Belize and certain areas of the Caribbean in exchange for a fee to cover fully-allocated cost, except as the Parties may agree, and (ii) the Multi-Country Platform may ask the North America Platform to manage/administer Panama and Costa Rica in exchange for a fee. The parties acknowledge that areas in the Caribbean (including Puerto Rico) which are best covered by the footprint of the North America Platform satellite transponders are included in the North America Platform territory, while other areas in the Caribbean (i.e., the islands in close proximity to South America) which are best covered by the footprint of the Multi-Country Platform satellite transponders are included in the Multi-Country Platform Territory.

11.  Miscellaneous.  The Parties will agree on the legal jurisdiction(s) of
     -------------
domicile and capital structure(s) for the Multi-Country Platform based on an analysis of factors (including tax and regulatory considerations). The signatories hereto may effect the transactions contemplated hereby through one or more wholly-owned subsidiaries and will guarantee all obligations of their affiliates (it being understood that PanAmSat is not an affiliate of Televisa).

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Memorandum of Understanding to be duly executed as of the date first written above.


GRUPO TELEVISA, S.A.                     THE NEWS CORPORATION
                                         LIMITED


By: /s/ Jaime Davila                     By: /s/ David Evans
   ---------------------------                ---------------------------
Name: Jaime Davila                       Name: David Evans
Title: CEO UNIVISA                       Title:


By: /s/ Jorge Alvarez
   ---------------------------
Name: Jorge Alvarez
Title:


GLOBO COMUNICACOES                       TELE-COMMUNICATIONS
E PARTICIPACOES LTDA.                    INTERNATIONAL, INC.


By:                                      By: /s/ Fred A. Vierra
   ----------------------------             ------------------------------
Name:                                    Name: Fred A. Vierra
Title:                                   Title: Chief Executive Officer

                           MULTI-COUNTRY DTH PLATFORM

                           Schedule of General Terms


1.  Scope.  The Multi-Country Platform will, to the extent set forth herein, be
    -----
the sole vehicle for DTH operations of the Parties in the Territory.


2.  Commencement Date.  The Parties will use all reasonable efforts to secure
    -----------------
transponder capacity and take such other actions as are necessary to effect a general consumer launch of the Multi-Country Platform as soon as possible.


3.  Distribution.  The Parties will agree on the most effective and efficient
    ------------
manner to distribute all proprietary, jointly-owned and third party owned services to DTH distributors and, where appropriate, cable and MMDS distributors in the Territory. The Multi-Country Platform will have guaranteed access to the same programming services or channels made available by each Party (including affiliates under its control) to cable and MMDS systems in the Territory, at a price not in excess of the price at which such programming services or channels are made available to cable or MMDS systems, to the extent such Party (or affiliates under its control) may have such rights, it being understood that each Party will use good faith efforts to obtain such rights. The Multi-Country Platform may have one or more local distributors (each, a "Distributor"). Each Distributor will be responsible for distribution and related services as agreed among the Parties. For its services, each Distributor which is not affiliated with a Party will be paid a fee to cover its associated costs, the structure and details of which will be set forth in the business plan to be developed by the Parties. The selection of all Distributors and the agreements to be entered into with each Distributor will in each case be subject to approval of the Parties by a 75% super-majority vote, based upon relative voting interests.


4.  Operating Services.  Certain services will be provided to the Multi-Country
    ------------------
Platform by an entity (the "Service Company") owned by the Parties. Initially, the Service Company will be owned one-third each by Globo, News Corp. and Televisa. If TINTA acquires an interest in the Platforms, TINTA will also acquire a 10% interest in the Service Company, such dilution to be borne equally by the other owners. The Service Company will be subject to the oversight of a Board of Directors consisting of representatives of the Parties. The Service Company will provide agreed upon management and coordination services to the Multi-Country Platform. In addition, the Service Company will provide such services as may be required and, in each case, as may be requested by the DTH Platforms to promote the efficiency of the DTH Platforms, which may include the following: (i) coordination of shared activities of the DTH Platforms, (ii) development and maintenance of on-air promotions, (iii) advisory assistance to each of the DTH Platforms in such areas as technology, marketing, distribution, sales and finance, (iv) assistance for cash management clearing and reporting functions, (v) acting as agent or on behalf of the DTH Platforms with third party service providers or vendors (subject to the approval of the DTH Platforms and provided contractual relationships are maintained by the DTH Platforms), with each Platform having several and not joint liability, and (vi) establishment and management of local operations for the DTH Platforms, as applicable subject to the approval of the relevant DTH Platform. In addition, it is contemplated that an additional entity (the "Technical Company") will own certain assets to be located in the United States and utilized by all of the DTH Platforms. The Service Company and Technical Company will provide services to the DTH Platforms and the DTH Platforms may provide services to each other as deemed appropriate, at fully-allocated cost, except as the Parties may agree, to be apportioned among the DTH Platforms in an equitable manner. The Parties will agree upon business plans, a budget and the structure of the Service Company and Technical Company as soon as practicable.


5.  Technology.  The Parties have agreed to utilize technologies initially
    ----------
selected by News Corp. for SMS, MIS, conditional access and programming uplink services and related technology and equipment required by the Multi-Country Platform. The selected technologies will be designed to serve the best interests of the Multi-Country Platform and to achieve a system which provides for flexibility, growth and future technological development. The Parties shall make available such additional technologies as may be required by the Multi-Country Platform. Any technology or services acquired or licensed from a Party or any of its affiliates (including News Digital Systems Limited and News Datacom technology) shall be made available on an MFN basis. For purposes of this MOU, arrangements shall be "on an MFN basis" if such arrangements are on a "most favored nations" basis, determined with reference to all similar arrangements in effect on the date of this MOU or entered into from time to time hereafter. Such technology shall be provided pursuant to a license to utilize such technology in the DTH business and to manufacture and sell, or authorize others to manufacture and sell, equipment using or relying upon such technology. The pricing of technology or services acquired or licensed from News Corp. and its affiliates may provide for such ramp-ups, deferrals or other arrangements (as may be agreed upon by the Parties in good faith) during the early years which will enable the Multi-Country Platform to spread the financial burden.
The Parties acknowledge that the successful operation of a DTH Service is dependent upon the total integration, interworking and interoperability of all parts of technology used. The Multi-Country Platform will obtain indemnities and remedies in the event that any technology is defective, fails to operate on an integrated basis or fails to function as required to achieve the objectives of the business plan. Equipment for the Multi-Country Platform may be manufactured by the Parties (or their affiliates) and/or by third parties, depending upon the best interests of the Multi-Country Platform. In that connection, the Parties have agreed to enter into certain arrangements with Pace Micro Technology, Ltd. ("Pace") for the manufacture, distribution and installation of certain equipment required by the Multi-Country Platform.

6.  Platform Interests.  The respective interests in the Multi-Country Platform
    ------------------
will be as set forth on the attached Schedule 1. Globo, Televisa and News Corp. will directly or indirectly transfer to TINTA or its wholly-owned subsidiary a 10% voting interest in the Multi-Country Platform. In addition to its interest in the Multi-Country Platform, TINTA will be entitled to acquire an interest in the entity or entities through which the Multi-Country Platform operates in Argentina and Chile such that each of the Parties will have equal economic interests in the Multi-Country Platform's operations in Argentina and Chile. Globo, News Corp. and TINTA have agreed that Televisa will have the right to directly or indirectly transfer to PanAmSat or its wholly-owned subsidiary (a) up to a 10% interest from Televisa's shares relating to Argentina and Chile (with Televisa retaining the right to vote such interest), and (b) up to a 14% interest from Televisa's share relating to the other countries of the Territory (with Televisa retaining the right to vote such interest). The Parties will enter into good faith discussions regarding the exact form and structure of the portions of the Multi-Country Platform relating to each of (i) Argentina and Chile, on the one hand, and (ii) all other countries of the Territory, on the other, and the necessary procedures by which such matters as capital investments, costs and expenses, and distribution of revenues among the Parties will be apportioned, provided that in all cases the agreed structure and procedures will reflect the relative economic interests of the Parties as set forth in this Paragraph 6. The Parties agree that additional partners may be necessary to optimize the value of the Multi-Country Platform and may agree to sell additional ownership stakes to other parties on an as needed basis subject to approval of the Parties by a 75% super-majority vote of the Multi-Country Platform based on relative voting interests as provided in Paragraph 7 below. Except as provided above, no Party may, directly or indirectly, transfer its interest in the Multi-Country Platform except (i) to a wholly-owned subsidiary (provided that such an assignment will not relieve the original Party of its obligations), (ii) in the case of News Corp., to any entity formed pursuant to and in accordance with the Partnership Agreement dated as of August 2, 1995 between MCI Joint Venture Holdings Corporation and News America Holdings Incorporated, or (iii) as mutually agreed. Any transferee of an interest from a Party in the Multi-Country Platform will acquire such interest subject to all the obligations of the transferring Party, including, without limitation, obligations of exclusivity and non-competition.

7.  Board of Directors.  A Board of Directors will be created to govern the
    ------------------
operations of the Multi-Country Platform with Globo, Televisa, News Corp. and TINTA entitled to representation on the Board. Representation on the Board will be proportional to the Parties' relative voting interests in the Multi-Country Platform. PanAmSat will not be entitled to representation on the Board of Directors. If new partners are admitted, any expansion of the Board will require approval of Globo, Televisa and News Corp. A shareholders agreement will govern the relationships of the Parties and provide for (i) a 75% super-majority vote of the Parties based upon relative voting interests (Televisa being deemed to own any interest transferred to PanAmSat) for material decisions affecting the Multi-Country Platform (including, but not limited to, annual budget and additional partners) and (ii) a unanimous vote of the Parties for material decisions relating solely to the Multi-Country Platform's operations in Argentina or Chile.

8.   Management.  The Chief Executive Office ("CEO") will have broad day-to-day
     ----------
management responsibilities. A separate Chief Financial Officer ("CFO") will be responsible for all budgetary, financial and cash management duties. The CEO and the CFO may be nominated by any Party subject to approval of Globo, Televisa and News Corp. The CEO and/or the CFO will be removed if Globo, Televisa and News Corp. agree, and may be removed by Globo, Televisa or News Corp. at any time for reasonable cause. If there is a deadlock on any of the "material decisions" referred to in Paragraph 7 above, the issue in question will be referred to the respective Chairmen of the Parties. On all other decisions, deadlocks will be resolved by the CEO.

9.   Funding.  All Multi-Country Platform requirements authorized in the
     -------
business plan to be developed by the Parties will be funded pro rata by the Parties (and by any permitted transferee of an interest from a Party, as applicable) according to their respective interests in the Multi-Country Platform.

10.  Programming.  The Multi-Country Platform's initial programming line-up
     -----------
will be determined by a 75% super-majority vote of a programming committee with representation on the committee proportional to the Parties' relative voting interests in the Multi-Country Platform. The CEO may change the initial line-up and make other programming decisions and will regularly advise the Board of Directors concerning all material issues relating to the Platform's programming.

     (i) Each Party will be required to offer each of its program services (including over-the-air, cable, sports and pay-per-view program services but not including productions which are not a program service), to the extent contractually available (as previously disclosed to the Parties), to the Multi-Country Platform on an exclusive basis as to DTH broadcast in the Territory and on arm's length terms and conditions (subject to Paragraph 3 above). The preceding sentence shall also apply to any future program services of the Parties. No Party will be given exclusivity as to program genre by the Multi-Country Platform. The Multi-Country will be the only predominantly Spanish and/or Portuguese language DTH pay-per-view platform which the Parties or the equity owners of the Multi-Country Platform manage or own in the Territory.

     (ii) Globo, Televisa and News Corp. will each have the right to require the Multi-Country Platform to carry 10 channels out of a total of 150 channels on the Multi-Country Platform for its own programming services ("Reserved Channels"). TINTA will have the right to require the Multi-Country Platform to carry 10 Reserved Channels in Argentina and Chile, and 6 Reserved Channels in all other countries, out of a total of 150 channels. The number of Reserved Channels provided to each Party will be adjusted pro rata based on the total number of channels available, so that, for example, if 75 channels were available, Globo, Televisa and News Corp. would have the right to require the Multi-Country Platform to carry 5 Reserved Channels (and TINTA's Reserved Channels would also be proportionately reduced); provided, however, that News Corp. shall have the right to require the Multi-Country Platform to carry within the channels allocated to News Corp. a sports, a children's (entertainment and educational) and a music program service provided by News Corp. For the purposes of this Paragraph 10, a Party shall be deemed to own a programming service in which it has a 40% or greater equity interest (or a 25% or greater equity interest, solely in the case of TINTA, which is not primarily in the business of programming) and shall be deemed not to own a program service that it has licensed or for which it has acquired distribution rights from a third party. The access rights in this Paragraph 10 are personal to the Parties and may not be transferred or assigned, except to a wholly-owned subsidiary of the relevant Party, as the case may be. To the extent a Party does not use all of its Reserved Channels, such Channels will be used by the Multi-Country Platform, and as channels become open, they will be offered to the Parties as Reserved Channels, subject to the numerical limits set forth above. Notwithstanding any provision of this MOU to the contrary, the Multi-Country Platform will not be required to carry any programming service as a Reserved Channel unless such programming service is made available to the Multi-Country Platform on an exclusive basis as to DTH broadcast in the Territory.

     (iii) Program services will be offered on an a la carte basis and in packages to be agreed upon. Programs may be carried as follows:

            (a) The Multi-Country Platform may license program services for a fee (which may be fixed, based on subscriber fees and/or advertising sales).

            (b) A programmer may use Distribution Services (as hereinafter defined) for fully allocated cost (including an allocation of general and administrative expenses) plus an agreed upon spread and will pay the Platform a fee equal to 5% of net subscription revenues (such percentage to be reviewed after an agreed upon period of time). For purposes hereof, "Distribution Services" include, but are not limited to, the signal distribution system (encoding, scrambling, encryption, multiplexing, uplink, space segment, conditional access, broadcasting control automation, playback facilities, SMS and bank interface), marketing and advertising. In this alternative, the program service shall be offered as a separate tier to subscribers, the programmer shall be entitled to make all pricing decisions with respect to such tier and the programmer shall be entitled to retain all revenue derived from such tier after deduction of the fees and expenses described above. All promotion and advertising for any such tier will be coordinated with and conducted by the DTH Platform in a manner agreed upon in good faith between the programmer and the DTH Platform.

            (c) A programmer may pay the Multi-Country Platform the fully allocated cost of Distribution Services for a program service plus an agreed upon spread, and the signal will be offered free of charge to subscribers.

            (d) A programmer may offer its program service free of charge to the Multi-Country Platform, which will bear the cost of Distribution Services, and the division of subscriber fees and advertising sales will be negotiated case by case.

Any program service (whether or not carried on a Restricted Channel) obtained from a Party will be carried as provided in (a), (c) or (d) above; provided, however, that if the Party and the Multi-Country Platform are unable to agree upon the license fees for such program under alternative (a), the Party, in its sole discretion, may elect to have the program service carried under alternative
(b) above. Initially, programming provided by any Party under alternative (a) above to the Multi-Country Platform to be carried on such Party's Reserved Channels will be priced as low as reasonably possible and increased periodically. The Multi-Country Platform will provide all pay-per-view programming on the Platform, except that a Party may use the Multi-Country Platform for pay-per-view services owned by such Party (or deemed owned by such Party, as provided in (ii) above).

11.  Costs.  The Multi-Country Platform will assume the existing obligations of
     -----
each Party which have been disclosed to the other Parties with respect to contracts for equipment and technology adaptable to the Multi-Country Platform (including previously identified expenses paid to Pace) and will assist a Party to mitigate damages for other contracts of the Parties not adaptable to the Multi-Country Platform. Any expenses incurred to date (except under assumed contracts) will be borne by the Party incurring such expenses except to the extent the services or work product related thereto are in fact used by the Multi-Country Platform and the Parties agree that the Multi-Country Platform will provide for reimbursement.

12.  Non-Compete.  Except as set forth herein or as otherwise agreed, no Party
     -----------
will be subject to any non-compete.

13.  Name.  The Multi-Country Platform will use the name "Sky Entertainment
     ----
Services", and the Parties agree that the Multi-Country Platform will have a perpetual and exclusive license to use such name in the Territory from News Corp. (or one of its affiliates) in exchange for a nominal fee of approximately $100.

                                                                      Schedule 1
                                                                      ----------

                        Multi-Country Platform Interests
                        --------------------------------

                                  News Corp.    Globo    Televisa    TINTA
     -- Excluding TINTA           33-1/3%      33-1/3%   33-1/3%      ---

     -- Including TINTA           30%          30%       30%         10%







- - -----------------------------
*    Includes an indirect 10% interest of TINTA held through News Corp.


** In addition to its indirect 10% interest in the Multi-Country Platform held through News Corp., TINTA will be entitled to acquire an interest in the entity or entities through which the Multi-Country Platform o perates in Argentina and Chile such that each of the Parties will have equal economic interests in the Multi-Country Platform's operations in Argentina and Chile.

                                      -13-